UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2008

Commission File Number: 001-31516

GETTY IMAGES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	98-0177556
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

601 NORTH 34TH STREET,

SEATTLE, WASHINGTON 98103

(Address of principal executive offices)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (206) 925-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Nicholas Evans-Lombe, Executive Vice President (EVP) of Imagery, Products and Services of Getty Images, Inc. (the company) is being promoted to EVP and Chief Operating Officer, a new position at the company. In his new role, Mr. Evans-Lombe will assume responsibility for the technology function of the company, as well as the sales function once the changes noted below are effective.

The company has received notice from Bo Olofsson, Senior Vice President (SVP) of Sales that he intends to resign from the company upon the closing of the proposed merger with an affiliate of Hellman & Friedman LLC. The SVP of Sales role will thereafter be performed by three regional SVPs:

•	Michael Teaster, current SVP of Imagery, Products and Services will become SVP of Sales, North America;

•	Lee Martin, current VP of Sales will become SVP of Sales, Europe; and

•

Jeff Beyle, current SVP of Business Development will continue his role of leading the Asia Pacific sales team and will begin leading the indirect sales team, with the title SVP of Business Development and Sales, Emerging Markets.

Mr. Teaster and Mr. Martin will report to Mr. Evans-Lombe, while Mr. Beyle will continue to report to Jonathan Klein, Chief Executive Officer.

Mr. Klein’s temporary assignment to New York City has been extended. In connection with this extension of his assignment, the Compensation Committee has approved the entrance by the company into a one year apartment lease commencing May 2008. The company does not expect the costs per year of his assignment to increase significantly over those reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on August 15, 2007.

Once revised employment agreements have been executed for the aforementioned individuals, we will file them with the SEC through an amendment to this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY IMAGES, INC.

By:	/s/ JOHN LAPHAM
John Lapham
Senior Vice President and General Counsel

Date: May 5, 2008